Exhibit 99.1
FOR IMMEDIATE RELEASE

Quad/Graphics Streamlines Organizational Structure to Align With Clients' Integrated Marketing and Publishing Needs

SUSSEX, WI, October 5, 2014 — Quad/Graphics, Inc. (NYSE: QUAD) ("Quad/Graphics" or the "Company"), a leading global provider of print and media solutions, announced it has streamlined its organizational structure to better serve the evolving needs of marketers and publishers in today's multimedia world.

"Marketing and publishing have been completely upended by the explosion of media options," said Joel Quadracci, Quad/Graphics Chairman, President & CEO. "We recognize that our clients need to connect content across channels and measure how each channel influences and impacts the other. To accomplish this goal they are rethinking organizational structures and eliminating silos, and we are no different. We are evolving our organizational structure to align with our clients' evolving needs. Our goal is to make it easier for our clients to take advantage of our full continuum of integrated solutions to help them generate increased engagement, response and revenues while reducing their total cost of production and distribution. Our streamlined organizational structure will contribute to an overall better client experience, while also helping Quad/Graphics realize improved efficiencies and cost-savings."

The following individuals assume new Company leadership roles, effective immediately:

Eric Steinbach has been promoted to President of Publishing Solutions, responsible for long-run consumer Publications, Special Interest Publications, Books and Directories. Quad/Graphics' Publishing Solutions create client value from integrated solutions that increase reader engagement, streamline production services and reduce costs.

Most recently, Steinbach served as Quad/Graphics' General Manager of Retail Inserts & Directories. A 31-year veteran of the printing industry, Steinbach is well-versed in every aspect of the print-production process, from sales and customer service to manufacturing and distribution. The majority of his experience - 20-plus years - is in executive-level management for publication, book and directory production.

Tim Ohnmacht has been promoted to President of Marketing Solutions, responsible for Retail Inserts, Catalogs, Direct Mail and Commercial & Specialty. Quad/Graphics' Marketing Solutions create client value from integrated solutions that help increase consumer engagement, revenue and cost-savings opportunities in a variety of vertical industries including retail, automotive, healthcare, financial and insurance.

Most recently, Ohnmacht served as General Manager of Publications & Catalogs. A 21-year veteran of Quad/Graphics, Ohnmacht understands the challenges and opportunities facing today's marketers, drawing on his experience in a variety of executive-level positions in sales, marketing and operations.

Steinbach and Ohnmacht report to Tom Frankowski, Chief Operating Officer, and will collaborate with:

•	Renee Badura, Executive Vice President of Sales, who leads Quad/Graphics' Sales team in helping clients understand and take full advantage of Quad/Graphics' integrated solutions.

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Eric Ashworth, President of BlueSoho, who leads the Quad/Graphics division that helps marketers and publishers grow their businesses through brand activation campaigns featuring print, digital and mobile solutions. Ashworth will also expand his role to include executive oversight for the company's in-store marketing solutions, including Marin's and Tempt In-Store Productions.

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Kelly Vanderboom, President of Logistics, who leads the Quad/Graphics division that helps expedite product delivery in the most cost-effective manner, including leveraging the large volumes that flow through its plants to earn significant U.S. Postal Service discounts for clients.

The company also announced:

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Steve Jaeger, most recently Executive Vice President and President of Direct Marketing, will remain with the Company through mid-2016 and then retire with 22 years of service to the Company when he will contemplate the next chapter of his professional career. In the interim, Jaeger will focus exclusively on his role as Chief Information Officer, fortifying the Company's world-class business information systems infrastructure.

•	Ray Minturn, most recently General Manager of Special Interest Publications & Books, will remain with the Company through a transition period and then retire with 34 years of service to the Company.

•	Craig Faust, most recently President of Commercial & Specialty, will remain with the Company through a transition period.

"Our streamlined organizational structure is a natural step in our journey to transform Quad/Graphics," Quadracci said. "Beyond the value it creates for our clients, it will allow for quick and nimble decision-making; accelerate the implementation of best practices, including Continuous Improvement and Lean methodologies that eliminate waste; and sustainably reduce costs by removing operational and administrative redundancies, and process inefficiencies. In short, it will enable us to continue to generate value for the Company and our shareholders despite ongoing industry challenges."

Executive Biographies and Photos Available at: www.QG.com/about/leadership.
Forward-Looking Statements
This press release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding, among other things, our current expectations about the Company's future results, financial condition, revenue, earnings, free cash flow, margins, objectives, goals, strategies, beliefs, intentions, plans, estimates, prospects, projections and outlook of the Company and can generally be identified by the use of words or phrases such as "may," "will," "expect," "intend," "estimate," "anticipate," "plan," "foresee," "project," "believe," "continue" or the negatives of these terms, variations on them and other similar expressions. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those expressed in or implied by such forward-looking statements. Forward-looking statements are based largely on the Company's expectations and judgments and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond our control.

Except to the extent required by the federal securities laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Quad/Graphics
Quad/Graphics (NYSE: QUAD), a leading global provider of print and media solutions, is redefining print in today's multichannel media world by helping marketers and publishers capitalize on print’s ability to complement and connect with other media channels. With consultative ideas, worldwide capabilities, leading-edge technology and single-source simplicity, Quad/Graphics has the resources and knowledge to help a wide variety of clients in distinct vertical industries, including but not limited to retail, publishing, insurance, financial and healthcare. The Company helps clients perform better in today's rapidly changing world through innovative solutions that improve efficiencies, reduce costs, lift response and increase revenue. Quad/Graphics provides a diverse range of print and related products, services and solutions from multiple locations throughout North America, Latin America and Europe, and strategic partnerships in Asia and other parts of the world.

Investor Relations Contact:
Kyle Egan, Quad/Graphics Manager of Treasury & Investor Relations, 414-566-2482, Kyle.Egan@qg.com

Media Contact:
Claire Ho, Quad/Graphics Director of Corporate Communications, 414-566-2955, Claire.Ho@qg.com

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